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                     August 15, 2022

       Steven Kaplan
       Chief Financial Officer
       Ignyte Acquisition Corp.
       640 Fifth Avenue
       New York, NY 10019

                                                        Re: Ignyte Acquisition
Corp.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 31,
2022
                                                            File No. 001-39951

       Dear Mr. Kaplan:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences